Exhibit 10.6

APPIAN CORPORATION EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made by and between APPIAN CORPORATION, a Delaware corporation, and its affiliates, successors, assigns and agents (“Appian” or “Company”), and Edward Hughes (“you” and all similar references or “employee”) (collectively, the “parties”) in consideration of employee’s at-will employment relationship with Appian.

1. Employment. Your employment with Appian is at-will. That means that you or Appian may terminate your employment at anytime, for any reason or for no reason at all. By accepting employment with Appian, you agree: (a) to devote your professional time, best efforts, attention and energies to Appian’s business and to refrain from professional practice other than on account of or for the benefit of Appian; (b) to perform any and all work assigned to you by Appian faithfully and at such times and places as Appian designates; (c) to abide by all policies of Appian, both current and future; and (d) that you are not currently bound by any agreement that could prohibit or restrict you from being employed by Appian or from performing any duties under this Agreement.

2. Compensation and Benefits. Upon the commencement of your employment, Appian will pay you a base salary, less required and authorized withholding and deductions, payable in installments in accordance with its normal payroll practices. From time to time, Appian may adjust your salary and other compensation at its discretion. During your employment, you will be eligible to participate in any employee compensation or benefit plans (including group health and 401(k)), incentive award programs, and to receive other fringe benefits that Appian may decide to make available to you. Appian may add, amend or discontinue any of its plans, programs, policies and procedures at any time for any or no reason with or without notice.

3. Restrictive Covenants. You further understand that Appian invests significant resources in the training and development of its employees. Therefore, in light of this, you agree to the following restrictions which are reasonably designed to protect Appian’s legitimate business interests without unreasonably restricting your ability to seek or obtain work upon voluntary or involuntary termination of your employment with Appian:

3.1	Prohibition on Competition. During your employment with Appian and from the date your employment with Appian terminates for the applicable number of months in accordance with your tenure, as set forth below in the “Tenure Chart”, you shall not, within the United States of America, directly or indirectly, provide, aid or assist any other person or entity in providing Similar Products or Services for or on behalf of any Named Company. This provision shall not be construed to prevent you from obtaining employment with any person or entity that provides Similar Products or Services, so long as your new endeavor does not violate the above-stated prohibition.

TENURE	Number of Months
0-1 Year	6
1-2 Years	8
2-3 Years	10
3+Years	12

3.2	Covenant Not to Solicit or Perform Services for Customers or Prospective Customers. During your employment with Appian and from the date your employment with Appian terminates for the applicable number of months in accordance with the Tenure Chart set forth above in Section 3.1 of this Agreement, you agree not to contact, directly or indirectly, any Customer or Prospective Customer with whom you have had any written, electronic, verbal, or other contact on behalf of Appian, to sell, market, render or provide Similar Products or Services.

3.3	Covenant Not to Perform Services for Appian’s Business Partners. During your employment with Appian and from the date your employment with Appian terminates for the applicable number of months in accordance with the Tenure Chart set forth above in Section 3.1 of this Agreement, you agree not to provide, directly or indirectly, Similar Products or Services for or on behalf of any of Appian’s Business Partners.

3.4	Restriction on the Solicitation of Appian’s Employees. During your employment with Appian, and from the date your employment with Appian terminates for the applicable number of months in accordance with the Tenure Chart set forth above in Section 3.1 of this Agreement, you agree not to, directly or indirectly, induce or solicit any Appian employee to terminate his or her employment or to seek or accept any employment with any other business entity.

3.5	Prohibition from Employing or Retaining Appian’s Employees. During your employment with Appian and from the date your employment with Appian terminates for the applicable number of months in accordance with the Tenure Chart set forth above in Section 3.1 of this Agreement, you agree not to retain, hire or employ, directly or indirectly, any Appian employee who was employed by Appian on your termination date, or during the twelve (12) months preceding your termination date.

3.6	Definitions. For the purpose of this Section 3 of the Agreement, the following definitions shall apply:

3.6.1 “Similar Products or Services” shall include (i) any Business Process Management or workflow software product, whether sold as an on-premise, hosted, or Software-as-a-Service offering; (ii) any software designed to replace or upgrade Army Knowledge Online or Defense Knowledge Online; (iii) e-procurement systems; (iv) human resources on-boarding and recruiting software for government agencies; and (v) any services pertaining to the implementation of such software technologies described in items 3.6.1(i)-3.6.1(iv) above.

3.6.2 “Customer” means any entity for which Appian has performed Services during your employment with the Company.

3.6.3 “Named Company” shall include any one of the fifteen companies listed in Exhibit A. At any time during the Specified Periods, in any year that this agreement is in effect, Appian may modify or replace companies listed in Exhibit A, at Appian’s sole discretion; however, Appian must, in good faith, believe that all companies listed in Exhibit A are competitors of Appian. At any time, you may request a copy of Exhibit A from Appian’s legal department.

3.6.4 “Specified Period” means one of the following quarterly two week periods: January 1through January 15; April 1through April 15; July 1through July 15; and October 1 through October 15.

3.6.5 “Prospective Customer” means any entity that is not a Customer but with respect to whom, within twelve (12) months from your termination date, you conducted, prepared, submitted (or assisted or supervised such conduct) any proposal, client development work product or marketing efforts on behalf of Appian.

3.6.6 The term “Business Partner” means any entity that had a contractual agreement with Appian during your employment with the Company to engage in joint marketing and/or sales efforts.

3.6.7 The term “induce” means the act or process of enticing or persuading another person to take a certain course of action.

3.6.8 The term “solicit” means the act or process of obtaining by entreaty, persuasion, or application, formal or otherwise, a certain course of conduct.

3.7	Reasonableness of Restrictions. You agree mat me restrictions set forth in this Section 3 are reasonable, proper and no greater than necessary to protect the legitimate business interest of Appian and do not constitute an unlawful or unreasonable restraint upon your ability to earn a livelihood. In the event that any term set forth above including, but not limited to, the duration of the restraint or the geographic scope, is held unenforceable by court of competent jurisdiction, the parties agree that the unenforceable term may be reduced or modified by the court of competent jurisdiction.

3.8	Waiver. Any of the provisions listed in Sections 3.1-3.5 above may be waived in advance only with the express written consent of the President of Appian Corporation.

4. Employee Representations. You represent and warrant that you have the legal ability to perform your duties for Appian and that your employment does not violate the terms of any agreement, whether written or otherwise, including but not limited to any non-compete agreement, that would limit or impair your ability to perform your duties. You further represent and warrant that you will not use any confidential or proprietary information from a prior employer, or any other third party.

5. Nondisclosure of Confidential Information. You acknowledge that all information related to the business of Appian that is not in the public domain, nor available from sources other than Appian is considered Confidential. For the purpose of this Agreement, Confidential Information also includes Appian’s Trade Secrets and/or Proprietary Information and Confidential Information of third parties provided to Appian under terms of a confidentiality or nondisclosure agreement.

For the purpose of this Agreement, the definition of a “Trade Secret” shall be congruent with the Virginia Uniform Trade Secret Act, Virginia Code Section 59.1-336(4). “Proprietary Information” includes, but is not limited to, the following types of information (whether or not reduced to writing): Appian’s fees, rates, sales data, customer lists, discoveries, inventions, concepts, software in various states of development and related documentation, design sheets, design data, drawings, design specifications, techniques, consulting or development methodologies, models, source code, object code, documentation, diagrams, flow charts, research, development, processes, training materials, templates, procedures, “know-how,” tools, client identities, client accounts, web design needs, client advertising needs and history, client reports, client proposals, product information and reports, accounts, billing methods, pricing, data, sources of supply, business methods, production or merchandising systems or plans, marketing, sales and business strategies and plans, finances, operations, and information regarding employees. Notwithstanding the foregoing, information publicly known that is generally employed by the trade at or after the time you first learn of such information (other than as a result of your breach of this Agreement) shall not constitute Proprietary Information.

You agree to hold Confidential Information in the strictest of confidence and further agree not to release, divulge, misappropriate, publish or communicate Confidential Information to any person or entity outside of Appian without the express written consent of Appian’s President or his express designee. You understand that the obligations contained in this Section 5 are effective upon your first day of employment, or earlier (if you receive Confidential Information sooner), and shall survive the expiration of this Agreement, regardless of the reason your employment with Appian is terminated. Furthermore, nothing contained in this Section 4 of the Agreement is designed to waive its statutory rights to seek relief pursuant to the Virginia Trade Secrets Act, Virginia Code Section 59.1-336 et seq.

6. Inventions. For the purposes of this Agreement, “Inventions” mean any concepts, ideas, processes, designs, specifications, improvements, discoveries or other developments, whether or not reduced to practice or patentable, that I conceive or create, in whole or in part, alone or jointly with others, during my employment by the Company, whether during normal work hours or otherwise, which (i) directly relate to the Company’s business (including without limitation the Company’s present or contemplated products and research) or to tasks assigned to me by or on behalf of the Company or (ii) are written or developed using any of the Company’s equipment, facilities, materials, trade secrets, labor, money, time or other resources. “Inventions” also shall be deemed to include any concepts, ideas, processes, designs, specifications, improvements, discoveries or other developments, whether or not reduced to practice or patentable, that I conceive or create within ninety (90) days after my employment with the Company ends that directly relate to the Company’s business as conducted prior to the date my employment ended or to any tasks assigned to me by or on behalf of the Company at any time during the last two (2) years of my employment by the Company.

6.1	Assignment of Inventions. I agree that all Inventions are the sole and exclusive property of the Company and hereby assign to the Company all right, title and interest in all Inventions.

7. Termination and Resignation. Your employment is terminable at-will. That means that you or Appian may terminate your employment relationship at any time, for any reason or no reason at all. In the event that Appian terminates your employment, you will be entitled to earned and unpaid salary, less required and authorized withholdings and deductions. Additionally, in the event Appian terminates your employment without cause, you will be paid a severance based upon your tenure at Appian as follows:

TENURE	SEVERANCE
0-1 Year	6 months
1-2 Years	8 months
2-3 Years	10 months
3+ Years	12 months

In the event that you terminate your employment, you will be entitled to earned and unpaid salary, less required and authorized withholdings and deductions, through your last day of employment.

Regardless of the basis of your termination of employment, you agree to provide all assistance requested by Appian in transitioning your duties, responsibilities, clients and other Appian relationships to other Appian personnel, both during your employment and after your termination or resignation. Furthermore, you agree to cooperate with Appian from time to time as necessary concerning matters that may have arisen during the course of your employment with Appian. Such cooperation is an express condition of this Agreement.

8. Return of Company Materials. Upon the termination of your employment with Appian, regardless of the basis of the termination, you shall promptly deliver to Appian any of the following items or materials: any laptop or personal computer issued to you, or paid for, by Appian; any material, in any form whatsoever, that constitutes Appian’s Confidential Information, Trade Secret and/or Proprietary Information; the Employee Handbook; the Consulting Best Practices Book (“CBP”); and any other material that is the property of Appian Corporation or Appian Corporation’s customers, including, but not limited to, books, key cards, passes, and other material.

9. Investments. This Agreement shall not be interpreted to prohibit you from making passive personal investments or conducting private business affairs subject to Paragraph 1 of this Agreement. However, you shall not directly or indirectly acquire, hold, or retain any interest in any business competing with Appian’s business; provided, however, that the foregoing shall not prohibit you from owning securities of not in excess of 2% of any class of securities of a company if such class of securities is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

10. Authority Limited. It is expressly agreed that you shall have no right or authority at any time to make any contract or binding promise of any nature on behalf of Appian, without Appian’s express written consent except within established duties of your employment.

11. Assignment and Survival. The rights and obligations of Appian under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of Appian. Your rights and obligations are personal and may not be assigned or delegated without the Company’s proper written consent. However, if you become deceased prior to the expiration of this Agreement, any sums that may be due to you as of the date of your death shall be paid to your executor, administrator, heirs, personal representative, successors or assigns. Furthermore, it is expressly understood that the obligations under Sections 3 and 4 of this Agreement shall survive any termination of this Agreement.

12. Remedies. You acknowledge that the damages Appian will suffer as a result of your breach of any provision of Sections 3, 4 or 5 of this Agreement may be impossible to reasonably calculate and that violation of this Agreement will irreparably harm Appian. Accordingly, you agree that Appian will be entitled, in addition to all other rights and remedies that may be available, to obtain injunctive relief enjoining and restraining you from committing a breach of this Agreement. You also agree that in the event Appian is successful in whole or in part in any legal action against you under this Agreement, Appian will be entitled to recover all costs, including reasonable attorney fees from you.

13. Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity shall not nullify the validity of the remaining provisions of this Agreement. If any provision of this Agreement is determined by a court to be overly broad in duration, geographical coverage or scope, or unenforceable for any other reason, such provision will be narrowed so that it will be enforced as much as permitted by law.

14. Choice of Law. The laws of the Commonwealth of Virginia shall govern this Agreement. You and Appian consent to the jurisdiction and venue of any state or federal court in the Commonwealth of Virginia.

15. Waiver. Any party’s waiver of any other party’ s breach of any provision of this Agreement shall not waive any other right or any future breaches of the same or any other provision. Appian’s President may, in his or her sole discretion, waive in writing any provision of this Agreement.

16. Notices. Any notices, requests, demands or other communications provided for in this Agreement shall be in writing and shall be given either manually or by certified mail. Notice to Appian shall be addressed to Human Resources. Notice to you shall be addressed to the last address you have filed with Human Resources. You may change your address by providing written notice in accordance with this Section 16.

17. Entire Agreement. This Agreement is the entire agreement between you and Appian regarding these matters and supersedes any verbal and written agreements on such matters. This Agreement may be modified only by written agreement signed by you and Appian’s President. All Section headings are for convenience only and do not modify or restrict any of this Agreement’s terms.

18. Counterparts. For convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

The parties state that they have read, understood and agree to be bound by this Agreement and that they have had the opportunity to seek the advice of legal counsel before signing it and have either sought such counsel or have voluntarily decided not to do so:

APPIAN CORPORATION		EMPLOYEE

By:		By:

	(Signature)		(Signature)

Title:	CEO	Printed Name:	EDWARD HUGHES

Date:	9/8/09	Date:	Sept 3, 2009